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                                                                    Exhibit 99.1


[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                             2407 W. 24th St. Kearney, NE  68845

                                           P.O. Box 1480 Kearney, NE  68848-1480

                                                            PHONE:  308-236-8491

                                                              FAX:  308-236-4493

FOR IMMEDIATE RELEASE:   March 4, 2004                      WEB:  www.buckle.com

CONTACT:     Karen B. Rhoads, Chief Financial Officer
             The Buckle, Inc.
             308/236-8491

                             THE BUCKLE INC. REPORTS
             FEBRUARY 2004 SALES AND FOURTH QUARTER 2003 NET PROFIT

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that sales for the four-week period ended February 28, 2004 increased 14.9 percent to $29.3 million from sales of $25.5 million in the corresponding four-week period ended March 1, 2003. Comparable store sales, for stores open at least one year, were up 10.8 percent for the same period.

Net income for the fourth quarter of fiscal 2003 was $15.0 million, or $0.71 per share ($0.69 per share on a diluted basis), compared with $12.4 million, or $0.59 per share ($0.57 per share on a diluted basis) for the fourth quarter of 2002.

Net sales for the fourth quarter ended January 31, 2004, increased 8.8 percent to $134.1 million from $123.3 million for the fourth quarter of fiscal 2002. Comparable store net sales, for stores open at least one year, were up 4.2 percent for the 13 weeks ended January 31, 2004, compared with the 13 weeks ended February 1, 2003.

Net sales for the 52 weeks of fiscal 2003 increased 5.4 percent to $422.8 million from $401.1 million in the 52 weeks of fiscal 2002. Comparable store net sales were up 1.1 percent for the twelve months ended January 31, 2004 compared with the twelve months ended February 1, 2003.

Net income for the fiscal year ended January 31, 2004 was $33.7 million or $1.60 per share ($1.56 per share on a diluted basis), compared with $32.1 million or $1.52 per share ($1.47 per share on a diluted basis) for the fiscal year ended February 1, 2003. As of January 31, 2004, the Company operated 316 stores versus 304 stores as of February 1, 2003.

During fiscal 2003, the Company purchased 152,300 shares of the Company's common stock at an average price of $19.04 per share. These shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on December 27, 2000.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 316 retail stores in 38 states compared with 306 stores in 37 states at this same time a year ago. The Company's store in Liberal, Kansas


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recently re-opened in its permanent space. The Liberal store had been operating from a temporary location since July 2003 after being seriously damaged by a tornado.


To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at
                        www.buckle.com on the Internet.





                            Financial Table to Follow


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                    THE BUCKLE, INC. - STATEMENTS OF INCOME
               (in thousands, except per share data - unaudited)

                                     Thirteen weeks ended      Fifty-two weeks ended
                                     ---------------------     ---------------------
                                     01-31-04     02-01-03     01-31-04     02-01-03
                                     --------     --------     --------     --------
Net Sales                            $134,099     $123,253     $422,820     $401,060

Cost of Sales                          82,292       78,890      279,901      269,533
                                     --------     --------     --------     --------

Gross Profit                           51,807       44,363      142,919      131,527

Selling Expenses                       25,356       23,280       79,668       74,754
General & Administrative Expense        5,047        3,389       15,045       10,979
                                     --------     --------     --------     --------

Income from Operations                 21,404       17,694       48,206       45,794

Other Income                            1,840        1,511        4,688        4,698
                                     --------     --------     --------     --------

Income before Income Taxes             23,244       19,205       52,894       50,492

Income Tax Expense                      8,264        6,772       19,149       18,428
                                     --------     --------     --------     --------

Net Income                           $ 14,980     $ 12,433     $ 33,745     $ 32,064
                                     ========     ========     ========     ========

Basic Income per Share               $   0.71     $   0.59     $   1.60     $   1.52
                                     ========     ========     ========     ========

Diluted Income per Share             $   0.69     $   0.57     $   1.56     $   1.47
                                     ========     ========     ========     ========

Basic Weighted Avg. Shares             21,237       21,045       21,094       21,119
Diluted Weighted Avg. Shares           21,823       21,625       21,624       21,812

Selected Financial Data                  January 31, 2004     February 1, 2003
                                         ----------------     ----------------
   Cash and Investments                      $ 194,502            $ 162,028
   Inventory                                 $  61,156            $  60,041
   Property and Equipment, Net               $  66,300            $  64,606
   Accounts Payable                          $  14,207            $  13,318